Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2015, with respect to the consolidated financial statements, schedule and internal control over financial reporting, included in the Annual Report of Raptor Pharmaceutical Corp. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Raptor Pharmaceutical Corp. on Forms S-3 (File Nos. 333-198599, 333-195885, and 333-162430) and on Forms S-8 (File Nos. 333-198186, 333-190806, 333-173719, 333-166813, 333-163124, 333-151859, 333-141738, 333-138368, 333-118729, 333-103129, 333-98245 and 333-48088).

/s/ GRANT THORNTON LLP

San Francisco, California
March 2, 2015